UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2012

Preventia Inc.

(Exact name of registrant as specified in its charter)
Commission File Number 000-54466

Nevada

   27-2438013

(State or other jurisdiction of

 (IRS Employer

Incorporation or organization)

Identification No.)

36 Toronto St., Suite 1150

Toronto, ON

M5C 2C5

(Address of principal executive offices)

 (Zip Code)

(Registrant’s telephone number, including area code):  (416)844-3723

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

*

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 30, 2012, the registrant entered into a license agreement with Private Trading Systems PLC, a company incorporated pursuant to the laws of England and Wales (the “Licensor”).  Pursuant to the License Agreement, the Licensor granted the registrant a personal, non-transferable, exclusive license (the "License"), throughout the universe and for the duration of the Term (as defined below), to use, sub-license, enforce and otherwise exploit a trading system designed to facilitate the trading of instruments, investments, securities and assets between buyers and sellers in a trading environment (the “System”) and all intellectual property incorporated therein and related thereto (collectively, the “System IP”, which term includes but is not limited to United States Patent No. 8,165,952 (“Electronic Trading System”) and all improvements thereof and thereupon.

Standards of Use – Throughout the Term, the registrant shall endeavor to set quality standards to match or exceed those of the Licensor.

System Provider - Throughout the Term and provided a reasonable rate and other terms can be agreed upon and Private Trading Systems Corp. (a wholly-owned subsidiary of the Licensor) has the capability, the registrant shall contract and otherwise use Private Trading Systems Corp. to manage and otherwise operate the System for sub-licensees and other users thereof.

Sub-Licenses – No sub-license granted by the registrant may be entered into by the registrant for a term longer than that of the License granted herein.

Audits – The registrant shall permit the Licensor to, at any time and upon reasonable notice, review and inspect the books and records of the registrant as they relate to the License Agreement, or as they may be required in order for the Licensor to ascertain any facts relative to any claim against the registrant.  The registrant shall provide the Licensor, and/or its authorized representatives, such information and assistance as reasonably requested in order to perform such audits. If any such audit reveals an inadequacy or insufficiency of the registrant’s performance of its obligations under the License Agreement resulting in under-payment of amounts owing (as described below), in excess of five percent (5%), then the cost of such audit shall be borne by the registrant.

License Fees – The registrant shall pay to the Licensor, as full and complete payment for the License granted hereunder, the greater of:

(a) two million dollars (USD $2,000,000) per year, payable quarterly in equal installments, with the first such payment due and payable on or before the 1st day of October, 2012; provided however that the payments for the first quarter (ending September 30, 2012) and last quarter (as applicable) shall be pro-rated, as applicable; and

(b) fifty percent (50%) of gross revenues earned and received by the registrant in connection with the use, sub-licensing, enforcement and/or other exploitation of the System and/or the System IP less amounts paid by the registrant to legal counsel and other third parties (such as experts) with respect to litigation or other enforcement proceedings as such litigation and/or enforcement proceedings pertain to the enforcement of the System IP.

For clarity, amounts paid by the registrant to the Licensor pursuant to subsection (a) shall be set off against amounts payable pursuant to subsection (b).

Term – Subject to the terms and conditions of the License Agreement, the License shall take immediate effect as of the Effective Date and shall subsist for a period of five (5) years thereafter (the “Initial Term”); provided however that the registrant may upon notice (such notice to be in writing no less than sixty (60) days notice prior to the end of the then-applicable Term) renew the License for up to two (2) additional five (5) years terms (each an “Additional Term”, and together with the Initial Term, the “Term”) on such terms as are mutually agreed between the Parties or, if no such terms are agreed upon, on terms identical to those contained herein save and except for an increase in the minimum license fees payable (see License Fees, subparagraph (a), above) in accordance with and pursuant to the applicable rate listed in the Canadian Consumer Price Index ("CPI") as of the renewal date

Termination by the registrant – The registrant may terminate the License Agreement at any time, for any or no reason, upon thirty (30) days written notice to the Licensor.

Termination by Licensor – The License Agreement may be terminated by the Licensor, effective immediately upon notice thereof, if and when the registrant fails to pay any of the fees due hereunder within ten (10) business days after the due date for payment of such fees, except where such failure is the result of circumstances beyond the reasonable control of the registrant.

Termination by EITHER PARTY – The License Agreement may be terminated by either Party, effective immediately upon notice thereof, upon the occurrence of any of the following events:

 (a) the other Party fails to perform or fulfill any term or obligation of the Agreement in the time and manner provided, and if such default shall continue for thirty (30) days after written notice thereof;

(b) the other Party becomes insolvent, a receiver, liquidator or administrator is appointed, or makes an assignment for the benefit of creditors, is adjudged bankrupt, or if a receiver or trustee of the property of the other Party shall be appointed; or

(c) the other Party sells, or otherwise disposes of, all or substantially all of the other Party’s business or assets to a third party or parties.

Item 9.01

Financial Statements and Exhibits

Exhibit 99.1

License Agreement dated June 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREVENTIA, INC.

July 6, 2012	By:	/s/ Robert J. Stevens
Robert J. Stevens, President, Chief Executive Officer, Chief Financial Officer and Secretary

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